The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to completion, Pricing Supplement dated September 22, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 89 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                       Dated       , 2005
                                                                  Rule 424(b)(3)

                                        $
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                                ---------------
                             PLUS due April 30, 2008
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                  Based on the Value of the Nikkei 225(R) Index
                    Performance Leveraged Upside Securities((SM))
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the closing value of the Nikkei 225(R) Index at maturity.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to
     (i) $10 times (ii) the percent increase in the value of the Nikkei 225 Index times (iii) the upside leverage factor. If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the Nikkei 225 Index will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

     o    The initial index value is       , the closing value of the Nikkei 225
          Index on the index business day immediately succeeding the day we price the PLUS for initial sale to the public.

     o The final index value will equal the closing value of the Nikkei 225 Index on the second scheduled index business day prior to the maturity date, which we refer to as the index valuation date.

     o The upside leverage factor is expected to be 155% to 165% and will be determined on the day we price the PLUS for initial sale to the public.

o Investing in the PLUS is not equivalent to investing in the Nikkei 225 Index or its component stocks.

o We will apply to list the PLUS to trade under the proposed symbol "NKP" on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the PLUS will meet the AMEX listing requirements or whether any secondary market for the PLUS will develop.

o    The CUSIP number for the PLUS is 61747Y832.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------
                               PRICE $10 PER PLUS
                               ------------------

                              Price to        Agent's
                               Public      Commissions(1)    Proceeds to Company
Per PLUS..................        $              $                    $
Total.....................        $              $                    $
------------------
(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Description of PLUS--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the Nikkei 225 Index at maturity.

     "Nikkei 225(R) Index" is a trademark of Nikkei and has been licensed for use by Morgan Stanley. "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10              We, Morgan Stanley, are offering Performance
                                 Leveraged Upside Securities(SM) due April 30,
                                 2008, Mandatorily Exchangeable for an Amount
                                 Payable in U.S. Dollars Based on the Value of the Nikkei 225(R) Index, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $10. The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk
                                 Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return of          Unlike ordinary debt securities, the PLUS do
principal; no interest           not pay interest and do not guarantee any
                                 return of principal at maturity. If the final
                                 index value is less than the initial index
                                 value, we will pay to you an amount in cash per
                                 PLUS that is less than the $10 issue price of
                                 each PLUS by an amount proportionate to the
                                 decrease in the value of the Nikkei 225 Index.
                                 The initial index value is             , the
                                 closing value of the Nikkei 225 Index on the index business day immediately succeeding the day we price the PLUS for initial sale to the public. If a market disruption event occurs on such date, the initial index value will be determined on the next succeeding index business day on which no market disruption event has occurred. The final index value will be the closing value of the Nikkei 225 Index on the second scheduled index business day prior to the maturity date, which we refer to as the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise an index business day, the maturity date will be postponed until the second scheduled index business day that is also a trading day following the index valuation date as postponed.

Payment at maturity based on     At maturity, you will receive for each $10
the Nikkei 225 Index             principal amount of PLUS that you hold an
                                 amount in cash based upon the value of the Nikkei 225 Index, determined as follows:

                                 o If the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                       $10 + leveraged upside payment,

                                     where,

                           leveraged upside payment  =  $10 x  upside leverage factor  x  index percent increase and where

                                     the upside leverage factor is expected to be 155% to 165% and will be determined on the day we price the PLUS for initial sale to the public

                                     and

                                                              final index value - initial index value
                                   index percent increase  =  ---------------------------------------
                                                                        initial index value

                                 o If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                        $10  x  index performance factor

                                     where,

                                                                      final index value
                                     index performance factor  =  ------------------------
                                                                     initial index value

                                     Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                                 On PS-6, we have provided a graph titled
                                 "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity over a range of hypothetical percentage changes in the index. The graph does not show every situation that may occur.

                                 You can review the historical values of the Nikkei 225 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Nikkei 225 Index is not reflected in the level of the Nikkei 225 Index and, therefore, has no effect on the calculation of the payment at maturity.

                                 Investing in the PLUS is not equivalent to investing in the Nikkei 225 Index or its component stocks.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
Calculation Agent                & Co. Incorporated or its successors, which we
                                 refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS &
                                 Co. will determine the initial index value, the final index value, the percentage change in the Nikkei 225 Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more          The PLUS are senior notes issued as part of our
information on the PLUS          Series F medium-term note program. You can find
                                 a general description of our Series F
                                 medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Exchangeable Notes."

                                 Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the upside leverage factor. The graph is based on the following hypothetical terms:

o    Issue Price per PLUS: $10.00

o    Upside Leverage Factor: 160%

Where the final index value is greater than the initial index value, the payment at maturity on the PLUS reflected in the graph below is greater than the $10 principal amount per PLUS. Where the final index value is less than the initial index value, the payment at maturity on the PLUS reflected in the graph below is less than the $10 principal amount per PLUS.


                                [GRAPH OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The payment at maturity is linked to the performance of the Nikkei 225 Index. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or      The terms of the PLUS differ from those of
guarantee return of principal    ordinary debt securities in that we will not
                                 pay you interest on the PLUS or guarantee to pay you the principal amount of the PLUS at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final index value. If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment. If the final index value is less than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Nikkei 225 Index. See "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

Secondary trading may be         There may be little or no secondary market for
limited                          the PLUS. Although we will apply to list the
                                 PLUS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the PLUS.
                                 Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                 currently intends to act as a market maker for the PLUS but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your PLUS would likely be lower than if an active market existed. If the PLUS are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the PLUS.

Market price of the PLUS may     Several factors, many of which are beyond our
be influenced by many            control, will influence the value of the PLUS
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

                                 o the value of the Nikkei 225 Index at any time

                                 o the volatility (frequency and magnitude of changes in value) of the Nikkei 225 Index

                                 o interest and yield rates in the U.S. and Japanese markets

                                 o the dividend rate on the stocks underlying the Nikkei 225 Index

                                 o   geopolitical conditions and economic,
                                     financial, political, regulatory or
                                     judicial events that affect the securities underlying the Nikkei 225 Index or stock markets generally and which may affect the final index value o the time remaining until the PLUS mature

                                 o   our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Nikkei 225 Index is at or below the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the Nikkei 225 Index based on its historical performance. The value of the Nikkei 225 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the Nikkei 225 Index. In addition, there can be no assurance that the value of the Nikkei 225 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase PLUS in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.
                                 In addition, any such prices may differ from values determined by pricing models used by MS
                                 & Co., as a result of dealer discounts,
                                 mark-ups or other transaction costs.

Adjustments to the Nikkei 225    Nihon Keizai Shimbun, Inc., the publisher of
Index could adversely affect     the Nikkei 225 Index, ("Nikkei") is responsible
the value of the PLUS            for calculating and maintaining the Nikkei 225
                                 Index. Nikkei can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. Any of these actions could adversely affect the value of the PLUS.

                                 Nikkei may discontinue or suspend calculation or publication of the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nikkei 225 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to discontinuance of the Nikkei 225 Index.

There are risks associated       Investments in securities indexed to the value
with investments in securities   of Japanese equity securities involve risks
indexed to the value of          associated with the Japanese securities market,
Japanese equity securities       including volatility, governmental intervention
                                 and cross-shareholdings among companies in the Nikkei 225 Index. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange
                                 Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other      and other affiliates of ours are potentially
affiliates of ours are           adverse to your interests as an investor in the
potentially adverse to your      PLUS.
interests
                                 As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity.
                                 Determinations made by MS & Co., in its
                                 capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nikkei 225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called
                                 "Description of PLUS--Market Disruption Event" and "--Discontinuance of the Nikkei 225 Index;
                                 Alteration of Method of Calculation."

                                 The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is not     Investing in the PLUS is not equivalent to
equivalent to investing in the   investing in the Nikkei 225 Index or its
Nikkei 225 Index                 component stocks. As an investor in the PLUS,
                                 you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225 Index, nor are you exposed to increases or decreases in the currency exchange rate between the U.S. dollar and the Japanese yen, the trading currency of the stocks that underlie the Nikkei 225 Index.

Hedging and trading activity     We expect that MS & Co. and other affiliates of
by the calculation agent and     ours will carry out hedging activities related
its affiliates could             to the PLUS (and possibly to other instruments
potentially adversely affect     linked to the Nikkei 225 Index or its component
the value of the PLUS            stocks), including trading in the stocks
                                 underlying the Nikkei 225 Index as well as in other instruments related to the Nikkei 225
                                 Index. MS & Co. and some of our other
                                 subsidiaries also trade the stocks underlying the Nikkei 225 Index and other financial instruments related to the Nikkei 225 Index and the stocks underlying the Nikkei 225 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial index value and, therefore, the value at which the Nikkei 225 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the value of the Nikkei 225 Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization     You should also consider the U.S. federal
of the PLUS for U.S. federal     income tax consequences of investing in the
income tax purposes is           PLUS. There is no direct legal authority as to
uncertain, the material U.S.     the proper tax treatment of the PLUS, and
federal income tax               consequently our special tax counsel is unable
consequences of an investment    to render an opinion as to their proper
in the PLUS are uncertain        characterization for U.S. federal income tax
                                 purposes. Significant aspects of the tax treatment of the PLUS are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called "Description of
                                 PLUS--United States Federal Income
                                 Taxation--General." If the Internal Revenue
                                 Service (the "IRS") were successful in
                                 asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                                 Please read carefully the section of this pricing supplement called "Description of
                                 PLUS--United States Federal Income Taxation."

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due April 30, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Nikkei 225(R) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
Amount.....................   $

Original Issue Date
(Settlement Date)..........                  , 2005

Maturity Date..............   April 30, 2008, subject to extension in accordance
                              with the following paragraph in the event of a Market Disruption Event on the scheduled Index
                              Valuation Date.

                              If due to a Market Disruption Event or otherwise, the Index Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Index Business Day that is also a Trading Day following the Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price................   $10 per PLUS

Denominations..............   $10 and integral multiples thereof

CUSIP Number...............   61747Y832

Interest Rate..............   None

Specified Currency.........   U.S. dollars

Payment at Maturity........   At maturity, upon delivery of the PLUS to the
                              Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Index Value is greater than the Initial Index Value, $10 plus the Leveraged Upside Payment or (ii) if the Final
                              Index Value is less than or equal to the Initial
                              Index Value, $10 times the Index Performance
                              Factor. See "--Discontinuance of the Nikkei 225
                              Index; Alteration of Method of Calculation" below.

                              We shall, or shall cause the Calculation Agent to,
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment...   The product of (i) $10 and (ii) the Upside
                              Leverage Factor and (iii) the Index Percent
                              Increase.

Upside Leverage Factor.....   The Upside Leverage Factor is expected to be 155%
                              to 165% and will be determined on the day we price the PLUS for initial sale to the public.

Index Percent Increase.....   A fraction, the numerator of which is the Final
                              Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.

Index Performance Factor...   A fraction, the numerator of which is the Final
                              Index Value and the denominator of which is the Initial Index Value.

Initial Index Value........              , the Index Closing Value on the Index
                              Business Day immediately succeeding the day we price the PLUS for initial sale to the public.

Final Index Value..........   The Index Closing Value of the Nikkei 225 Index on
                              the Index Valuation Date.

Index Closing Value........   The Index Closing Value on any Index Business Day
                              will equal the closing value (2nd session) of the Nikkei 225 Index or any Successor Index (as defined under "--Discontinuance of the Nikkei 225
                              Index; Alteration of Method of Calculation" below) published by Nikkei at the regular weekday close of trading on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Nikkei
                              225 Index described under "--Discontinuance of the Nikkei 225 Index; Alteration of Method of
                              Calculation."

Index Valuation Date.......   The Index Valuation Date will be the second
                              scheduled Index Business Day prior to the Maturity
                              Date, subject to adjustment for Market Disruption
                              Events as described in the following paragraph.

                              If there is a Market Disruption Event on the scheduled Index Valuation Date or if the scheduled Index Valuation Date is not otherwise an Index Business Day, the Index Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Index Business Day.........   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the Tokyo
                              Stock Exchange, Inc. ("TSE") and on any exchange on which futures or options contracts related to the Nikkei 225 Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the New
                              York Stock Exchange, Inc. ("NYSE"), the American
                              Stock Exchange LLC ("AMEX"), the Nasdaq National
                              Market, the Chicago Mercantile Exchange and the
                              Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..........   Book Entry. The PLUS will be issued in the form of
                              one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note..........   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event....   Market Disruption Event means, with respect to the
                              Nikkei 225 Index:

                                   (i) the occurrence or existence of a
                                   suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Nikkei 225 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nikkei 225 Index shall be based on a comparison of (x) the portion of the value of the Nikkei 225 Index attributable to that security relative to (y) the overall value of the Nikkei 225 Index, in each case immediately before that suspension or limitation.

                              For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nikkei 225 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange..........   Relevant Exchange means the primary exchange or
                              market of trading for any security then included in the Nikkei 225 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default...........   In case an event of default with respect to the
                              PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an "Event of Default
                              Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

                              If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Nikkei 225 Index.......   We have derived all information regarding the
                              Nikkei 225 Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.
                              Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as Nikkei.
                              Nikkei has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225
                              Index.

                              The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                              The 225 companies included in the Nikkei 225 Index are divided into six sector categories:
                              Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and

                              Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

                              o Technology -- Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

                              o Financials -- Banks, Miscellaneous finance, Securities, Insurance

                              o Consumer Goods -- Marine products, Food, Retail, Services

                              o Materials -- Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

                              o    Capital Goods/Others -- Construction,
                                   Machinery, Shipbuilding, Transportation
                                   equipment, Miscellaneous manufacturing, Real estate

                              o Transportation and Utilities -- Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

                              The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.947 as of October 1, 2004 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                              In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                              An Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer,
                              (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Underlying Stocks, Nikkei will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

                              A list of the issuers of the Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of the
Nikkei 225 Index;
Alteration of Method of
Calculation................   If Nikkei discontinues publication of the Nikkei
                              225 Index and Nikkei or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued
                              Nikkei 225 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Relevant Exchange on the Index
                              Business Day that any Index Closing Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If Nikkei discontinues publication of the Nikkei 225 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Nikkei 225 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect the value of the PLUS.

                              If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.....   The following table sets forth the published high
                              and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nikkei
                              225 Index for each quarter in the period from January 1, 2000 through September 22, 2005. The
                              Index Closing Value on September 22, 2005 was
                              13,159.36. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nikkei 225 Index on the Index Valuation Date. The level of the Nikkei 225 Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Nikkei 225 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS.

                              Because your return is linked to the level of the Nikkei 225 Index at maturity, there is no guaranteed return of principal.

                              If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.

                                                   High        Low    Period End
                                                 ---------  --------- ----------
                              2000
                              First Quarter....  20,706.65  18,168.27  20,337.32
                              Second Quarter...  20,833.21  16,008.14  17,411.05
                              Third Quarter....  17,614.66  15,626.96  15,747.26
                              Fourth Quarter...  16,149.08  13,423.21  13,785.69
                              2001
                              First Quarter....  14,032.42  11,819.70  12,999.70
                              Second Quarter...  14,529.41  12,574.26  12,969.05
                              Third Quarter....  12,817.41   9,504.41   9,774.68
                              Fourth Quarter...  11,064.30   9,924.23  10,542.62
                              2002
                              First Quarter....  11,919.30   9,420.85  11,024.94
                              Second Quarter ..  11,979.85  10,074.56  10,621.84
                              Third Quarter....  10,960.25   9,075.09   9,383.29
                              Fourth Quarter...   9,215.56   8,303.39   8,578.95
                              2003
                              First Quarter....   8,790.92   7,862.43   7,972.71
                              Second Quarter ..   9,137.14   7,607.88   9,083.11
                              Third Quarter....  11,033.32   9,265.56  10,219.05
                              Fourth Quarter...  11,161.71   9,614.60  10,676.64
                              2004
                              First Quarter      11,770.65  10,365.40  11,715.39
                              Second Quarter ..  12,163.89  10,505.05  11,858.87
                              Third Quarter....  11,896.01  10,687.81  10,823.57
                              Fourth Quarter...  11,488.76  10,659.15  11,488.76
                              2005
                              First Quarter....  11,966.69  11,238.37  11,668.95
                              Second Quarter...  11,874.75  10,825.39  11,584.01
                              Third Quarter
                                (through
                                September
                                22, 2005)......  13,196.57  11,565.99  13,159.36

Use of Proceeds and
Hedging....................   The net proceeds we receive from the sale of the
                              PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we price the PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Nikkei 225 Index, in futures or options contracts on the Nikkei 225 Index or any stocks underlying the Nikkei 225 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Nikkei 225 Index, and therefore effectively increase the level at which the Nikkei 225 Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Nikkei 225 Index, futures or options contracts on the Nikkei 225 Index or any stocks underlying the Nikkei 225 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the Nikkei 225 Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution...............   Under the terms and subject to the conditions
                              contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under
                              "Plan of Distribution," the Agent, acting as
                              principal for its own account, has agreed to
                              purchase, and we have agreed to sell, the
                              principal amount of PLUS set forth on the cover of
                              this pricing supplement. The Agent proposes
                              initially to offer the PLUS directly to the public
                              at the public offering price set forth on the
                              cover page of this pricing supplement. The Agent
                              may allow a concession not in excess of $      per
                              PLUS to other dealers, which may include Morgan
                              Stanley & Co. International Limited and Bank
                              Morgan Stanley AG. We expect to deliver the PLUS against payment therefor in New York, New York on , 2005. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Nikkei 225 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Nikkei 225 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Nikkei 225 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

                              Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
NIKKEI and Morgan
Stanley....................   As of the Settlement Date, we will have received
                              the consent of Nikkei, the publisher of the Nikkei
                              225 Index, to use and refer to the Nikkei 225
                              Index in connection with the PLUS. Nikkei has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei
                              225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225

                              Index. In addition, Nikkei has no relationship to us or the PLUS; it does not sponsor, endorse, authorize, sell or promote the PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the PLUS or with the calculation of the Payment at Maturity, as described above.

ERISA Matters for Pension
Plans and Insurance
Companies..................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is
                              otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Purchasers of the PLUS have exclusive
                              responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal
Income Taxation............   The following summary is based on the advice of
                              Davis Polk & Wardwell, our special tax counsel
                              ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PLUS that
                              (i) purchase the PLUS at their Issue Price and
                              (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                              o    certain financial institutions;

                              o    tax-exempt organizations;

                              o dealers and certain traders in securities or foreign currencies;

                              o    investors holding the PLUS as part of a
                                   hedging transaction, straddle, conversion or other integrated transaction;

                              o    U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;

                              o    partnerships;

                              o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                              o corporations that are treated as controlled foreign corporations or passive foreign investment companies;

                              o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                              o Non-U.S. Holders for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States;

                              o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States; and

                              o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the PLUS or more than 5% of any component stock of the Nikkei 225 Index.

                              As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                              General

                              Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Nikkei 225 Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Nikkei 225 Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to whether the U.S. federal income tax characterization of the PLUS stated above should be respected. Significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                              o    a citizen or resident of the United States;

                              o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or

                              o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the PLUS

                              Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                              Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                              Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                              Possible Alternative Tax Treatments of an
                              Investment in the PLUS

                              Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                              If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                              Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                              Backup Withholding and Information Reporting

                              A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                              Non-U.S. Holders

                              The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                              o    a nonresident alien individual;

                              o    a foreign corporation; or

                              o    a foreign trust or estate.

                              Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PLUS. A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                              If all or any portion of a PLUS were
                              recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that the IRS Form W-8BEN certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

                              Estate Tax. Non-U.S. Holders who are individuals, and entities the property of which is potentially includible in the gross estate of a non-U.S. individual for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

                              Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.